Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

ManTech International Corporation

Fairfax, Virginia:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2006, relating to the financial statements and financial statement schedule of ManTech International Corporation, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of ManTech International Corporation for the fiscal year ended December 31, 2005.

/s/ Deloitte & Touche LLP

McLean, VA

September 5, 2006